                                                                   Exhibit 99.6

REPUBLIC
INDUSTRIES

                                                 450 East Las Olas Boulevard
                                                 Suite 1200
                                                 Fort Lauderdale, Florida 33301
                                                 954-713-5200





FOR IMMEDIATE RELEASE                                      CONTACT: JIM DONAHUE
                                                                 (954) 713-5208


              REPUBLIC INDUSTRIES ACQUIRES BLEDSOE DODGE OF DALLAS


         FT. LAUDERDALE, FLORIDA (March 19, 1997)---Republic Industries, Inc. (NASDAQ:RWIN) announced today that it has signed a definitive agreement to acquire Bledsoe Dodge, Inc. of Dallas, Texas for $42 million, payable in Republic stock. The transaction is being accounted for as a pooling of interests, and includes the related real estate owned by the dealership.

         Bledsoe owns and operates Dodge franchise locations in Dallas, Arlington and Duncanville, Texas. The Bledsoe dealerships are the first Dodge dealerships that Republic has acquired in the Dallas area. Bledsoe Dodge, Inc. had approximately $150 million in revenue in 1996. The transaction is subject to customary conditions, including manufacturer and government approval.

         Republic operates two AutoNation USA megastores in the Dallas market and recently announced the acquisition of Bankston Enterprises, which operates Lincoln-Mercury, Saab, Ford and Nissan dealerships, also in the Dallas area.

         Commenting on the proposed acquisition, Republic President and Co-Chief Executive Officer, Steven R. Berrard said, "The Bledsoe Dodge dealerships will add measurably to Republic's ability to serve the automotive needs of the Dallas area. In combination with the Bankston dealerships and the AutoNation megastores in the area, the Bledsoe dealerships will be a welcome addition to the growing Republic family of companies."

         As part of the transaction, Matt Bledsoe, Bill Bledsoe and Randy Courtney will sign long-term employment agreements with Republic. Matt Bledsoe, 44, President of Bledsoe Dodge, Inc. stated, "Bill, Randy and I are looking forward to participating in Republic's strategic vision for the future of the automotive industry. We believe the merger will provide our employees with tremendous growth opportunities and our customers with the best customer service in the industry."

         Republic Industries, Inc. is a diversified holding company with subsidiaries operating in the solid waste services, electronic security services, automotive rental and automotive retailing industries.

                                       ###